           As filed with the Securities and Exchange Commission on June 24, 2002
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                          -----------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          -----------------------------
                             CONCERTO SOFTWARE, INC.
             (Exact name of Registrant as specified in its charter)

                          -----------------------------

                     DELAWARE                                   02-0364368
           (State or other jurisdiction                      (I.R.S. Employer
         of incorporation or organization)                Identification Number)

                             6 TECHNOLOGY PARK DRIVE
                               WESTFORD, MA 01886
                                 (978) 952-0200
                        (Address, including zip code, and
                    telephone number, including area code, of
                    Registrant's principal executive offices)

                          -----------------------------
               JAMES D. FOY, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CONCERTO SOFTWARE, INC.
                             6 TECHNOLOGY PARK DRIVE
                               WESTFORD, MA 01886
                                 (978) 952-0200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                          -----------------------------
     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             JOHN M. MUTKOSKI, ESQ.
                            JAMES R. KASINGER, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000
    Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following. [_]

                          -----------------------------
                         CALCULATION OF REGISTRATION FEE

     =======================================================================================================================
                                                              Proposed Maximum     Proposed Maximum
             Title of Each Class of           Amount to be   Offering Price Per   Aggregate Offering        Amount of
          Securities to be Registered          Registered         Share (1)            Price (1)       Registration Fee (1)
     -----------------------------------------------------------------------------------------------------------------------
     Common Stock, $.10 par value per share     116,192           $7.995                $928,955.04         $85.46
     =======================================================================================================================

    (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee, based upon the average of the high and low prices per share as reported on the Nasdaq National Market on June 19, 2002.

    ---------------------------
    CONCERTO SOFTWARE HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL CONCERTO SOFTWARE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We may+ + not sell these securities until the registration statement filed with the + + Securities and Exchange Commission is effective. This prospectus is not an + + offer to sell securities, and we are not soliciting offers to buy these +
+ securities.                                                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JUNE 24, 2002


                             Concerto Software, Inc.

                                 116,192 Shares

                                  Common Stock

         This Prospectus relates to the resale of up to an aggregate of 116,192 shares of our common stock issued to certain stockholders of CellIt, Inc. in connection with our acquisition of CellIt. None of the proceeds from the resale of the shares will be received by us. The selling stockholders may sell the shares at market prices prevailing at the time of the sale or at prices otherwise negotiated.

         THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6.

         Our common stock is traded on the Nasdaq National Market under the symbol "CRTO."

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any contrary representation is a criminal offense.



            The date of this prospectus is ___________________, 2002.

                                TABLE OF CONTENTS

                                                                  Page
                                                                  ----
Incorporation by Reference ....................................     2
Forward-Looking Information ...................................     3
Where You Can Find More Information ...........................     3
Summary .......................................................     4
Risk Factors ..................................................     6
Use of Proceeds ...............................................    12
Selling Stockholders ..........................................    12
Plan of Distribution ..........................................    13
Legal Matters .................................................    15
Experts .......................................................    15
Notice Regarding Arthur Andersen LLP ..........................    15

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus, and later information we file with the SEC will automatically update and supersede this information. We incorporate by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

         . Annual Report on Form 10-K for the year ended December 31, 2001 and related exhibits;

         . Current Report on Form 8-K filed on January 28, 2002 and related exhibits;

         . Current Report on Form 8-K/A filed on March 29, 2002 and related exhibits;

         . Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and related exhibit; and

         . The description of our capital stock contained in the Registration Statement on Form 8-A which was filed with the SEC on April 7, 1987.

         You may request these documents in writing or by telephone. We will provide to you, at no cost, a copy of any or all information incorporated by reference in the registration statement, of which this prospectus is a part. Requests should be directed to our Investor Relations Department at our principal offices which are located at 6 Technology Park Drive, Westford, MA 01886. You may contact our investor relations department by calling us at (978) 952-0294.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                           FORWARD LOOKING INFORMATION

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. This section provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this prospectus or in any document incorporated by reference are forward-looking statements. In particular, the statements regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" describes some, but not all, of the factors that could cause these differences.

         Unison is a registered trademark of Concerto Software, Inc. and Concerto Software, LYRICall and Ensemble are trademarks of Concerto Software, Inc. CellIt is a registered trademark of CellIt, Inc. and ContractPro is a trademark of CellIt, Inc. All other trade names and trademarks referred to in this registration statement are the property of their respective owners.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy the registration statement on Form S-3 of which this prospectus is a part, as well as reports, proxy statements and other information filed by us, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of such material from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can call the SEC at 1-800-SEC-0330 for information regarding the operation of its Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants, like us, that file electronically.

         This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the SEC. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

                                     SUMMARY

         All selling stockholders were former stockholders of CellIt, Inc. The selling stockholders acquired the shares being offered in this prospectus as a result of the acquisition by us of CellIt, Inc. on January 14, 2002. All selling stockholders must deliver a prospectus to purchasers at or prior to the time of any sale of the common stock offered in this prospectus.

                             CONCERTO SOFTWARE, INC.

         THIS BUSINESS OVERVIEW HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, INCLUDING INFORMATION CONTAINED IN CERTAIN DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. THIS BUSINESS OVERVIEW DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

         Concerto Software develops customer interaction management solutions that help companies more effectively manage customer interactions via the telephone, e-mail, and the world wide web. Our three major product lines, Ensemble(TM) Customer Contact Suite, Unison(R) Call Management System and ContractPro(TM) customer interaction management software, are used by more than 1,100 companies worldwide, including financial institutions, telecommunications firms, utilities, and retailers, to improve communication with customers, reduce operating costs and deliver effective customer service.

         Companies worldwide recognize the need to more effectively attract, retain and grow their customer base. In responding to this challenge, these companies are aggressively implementing customer relationship management strategies. The customer contact center is an important element of an effective customer relationship management strategy. Representatives of a company working at a contact center are communicating with customers through telephone, e-mail or the Web. The quality of these interactions is an important element in successfully attracting and retaining customers.

         We provide integrated contact center solutions that enable businesses to better communicate with their customers through a product strategy focused on our three major product lines: Ensemble(TM) Customer Contact Suite, Unison(R) Call Management System and ContractPro(TM) customer interaction management software.

         We introduced the Ensemble(TM) Customer Contact Suite in 1999. Ensemble is a computer telephony integration enabled comprehensive customer interaction management solution. The system provides inbound call routing, outbound call management, seamless call blending, e-mail response management, web-based communications, agent desktop automation, and historical and real-time reporting capabilities. Ensemble is a modular platform, making it possible for companies to deploy the product in stages and to increase functionality as their needs expand. It is designed to integrate with existing investments in automatic call distributors, private branch exchanges, interactive voice response units, and other contact center technologies.

         We introduced the Unison(R) Call Management System in 1993. The Unison(R) Call Management System is designed to automate proactive customer contact activities. It manages outbound and call-blending applications, provides high-productivity tools to increase the number of calls handled and the quality of each customer contact and allows for historical and real-time reporting capabilities. Unison is used primarily in customer contact centers handling credit/collections, telemarketing, and fundraising campaigns.

     Unison provides outbound call management functionality, including predictive and preview dialing, campaign and call list management, scheduled recalls, automated messaging, real-time filtering, system alerts, and voice/data transfers. The Unison system also provides a graphical management console that monitors critical functions and displays information about calling campaigns.

     As a result of our acquisition of CellIt, Inc. in January 2002, we acquired ContactPro(TM) customer interaction management software. Introduced in 1997 by CellIt, Inc., the ContactPro(TM) solution is a single integrated platform that routes, monitors, records, reports and administers all contact center interactions. ContactPro incorporates inbound automatic call distribution with skills- and rules-based routing, outbound predictive dialing, interactive voice response, email management, web-based customer contract, including fax, voice messaging, monitoring, recording and reporting. This integrated solution eliminates much of the complexity and cost of integrating multiple point solutions.

     In addition, we license our LYRICall(TM) desktop automation and browser-based scripting solution in conjunction with either Unison(R), Ensemble(TM) or ContactPro(TM). The LYRICall(TM) solution uses browser technology to deliver robust, platform independent agent screens and scripts. The software links front-line agents with back-office customer information systems, enabling agents to quickly access data to execute successful customer contacts.

     We sell our products and services through a direct sales force and our indirect distribution channel partners.

     Concerto Software was incorporated in Massachusetts in 1981 and reorganized in Delaware in 1982 under the name Davox Corporation. In May 2002, we changed our name to Concerto Software, Inc. Our principal offices are located at 6 Technology Park Drive, Westford, Massachusetts 01886, and our telephone number is (978) 952-0200.

                                  RISK FACTORS

     OUR OPERATING RESULTS AND FINANCIAL CONDITION HAVE VARIED IN THE PAST AND MAY IN THE FUTURE VARY SIGNIFICANTLY DEPENDING ON A NUMBER OF FACTORS. EXCEPT FOR THE HISTORICAL INFORMATION IN THIS REPORT, THE MATTERS CONTAINED IN THIS REPORT INCLUDE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE FOLLOWING FACTORS, AMONG OTHERS, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN FORWARD-LOOKING STATEMENTS MADE IN THIS REPORT. ADDITIONAL RISKS THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. SUCH FACTORS, AMONG OTHERS, MAY HAVE A MATERIAL ADVERSE EFFECT UPON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES.

WE RECENTLY CHANGED OUR CORPORATE NAME, AND IF WE ARE UNABLE TO DEVELOP BRAND AND NAME RECOGNITION, WE MAY NOT BE ABLE TO ATTRACT AND RETAIN CUSTOMERS AND PARTNERS.

     In May 2002, we changed our name from Davox Corporation to Concerto Software, Inc. We believe that establishing our new brand and name recognition is critical for attracting, retaining and expanding customers and business partners in our target markets. We also believe that the importance of reputation and name recognition will increase as competition in our market increases. Promotion and enhancement of our brand and name will depend on the effectiveness of our marketing and advertising efforts and on our success in providing high-quality products and related services, neither of which can be assured. If our customers do not perceive our products or related services to be effective or of high quality, our brand and name recognition would suffer which could have a material adverse effect on our business, financial condition or results of operations.

OUR BUSINESS MAY BE NEGATIVELY AFFECTED BY OUR FAILURE TO SUCCESSFULLY INTEGRATE WITH CELLIT OR TO RETAIN CELLIT EMPLOYEES.

     On January 14, 2002 we acquired CellIt, Inc. The anticipated benefits of the merger may not be achieved unless, among other things, the operations, products, services and personnel of CellIt are successfully combined with ours in a timely and efficient manner. If the anticipated benefits of the business combination are not achieved or are not achieved in a timely fashion, then the merger could have an adverse effect on our operating results for a significant period of time that cannot currently be determined. Furthermore, the diversion of the attention of management, and any difficulties encountered in the integration and transition process, could have an adverse impact on our revenues and operating results.

     Despite our efforts to retain key employees, we may lose some of CellIt's key employees following the merger. Competition for qualified management, engineering and technical employees in the computer software, hardware and networking industries is intense. Former CellIt employees may decide that they do not want to work for a larger, publicly-traded company instead of a smaller, private company. In addition, competitors may recruit former CellIt employees during the integration of CellIt and us. We cannot provide any assurance that the combined enterprise will be able to attract, retain and integrate key employees following the merger.

OUR LENGTHY SALES CYCLE COULD ADVERSELY IMPACT OUR SOFTWARE REVENUES AND OPERATING RESULTS.

     We have generally experienced a lengthy product sales cycle, averaging approximately six to nine months. The lengthy sales cycle is one of the factors that has caused, and may in the future continue to cause, our software revenues and operating results to vary significantly from quarter to quarter, which could affect the market price of our common stock. It also makes it difficult for us to forecast product license revenues. In addition, the sales cycle for our products in international markets has been, and is expected to continue to be, longer than the sales cycle in the United States. Excessive delay in product sales could materially adversely affect our business, financial condition or results of operations.

OUR RELIANCE ON A LIMITED NUMBER OF CUSTOMERS TO GENERATE REVENUES COULD ADVERSELY AFFECT OUR BUSINESS.

     We have historically derived and believe that we will continue to derive a significant portion of our total revenues in any period from a limited number of customers. In 2001, our three largest customers accounted for approximately 14% of our total revenues. In 2000, our three largest customers accounted for approximately 16% of our total revenues. Although the specific customers may change from period to period, we expect that large sales to a limited number of customers will continue to account for a significant percentage of our total revenues in any particular period for the foreseeable future. Therefore, the loss, deferral or cancellation of an order could have a significant impact on our operating results in a particular quarter. In addition, certain customers may defer purchasing decisions as they evaluate our future product strategy and current and anticipated product offerings of competitors. Customers may ultimately decide to purchase competitors' products in lieu of our products.

OUR RELIANCE ON THIRD PARTY RESELLERS, DISTRIBUTORS AND JOINT MARKETERS COULD ADVERSELY AFFECT OUR BUSINESS.

     We currently utilize resellers, distributors and joint marketers to assist in the marketing, reselling, sublicensing and distribution of our products. We anticipate the need to grow our distribution channel and anticipate that we will derive a larger portion of our revenues from such third party distribution channels over the ensuing months and years. The resellers, distributors and joint marketers generally offer products of several different companies, including products that are competitive with our products. Accordingly, there is a risk that these resellers, distributors and joint marketers may give higher priority to products of other suppliers, thus reducing their efforts to market our products. Any special distribution arrangements and product pricing arrangements that we may implement in one or more distribution channels for strategic purposes could adversely affect our gross profit margins. There can be no assurance that any of such resellers, distributors or joint marketers will continue to market our products. Further, the inability to recruit or contract with new third party distribution channel partners, or the loss of, or a significant reduction in revenues from, the current resellers, distributors and joint marketers could have a material adverse effect on our results of operations and financial condition. In addition, proper controls or programs to support a third party distribution program will be critical to the program's success, therefore, the lack of, or weakness in, such controls or programs, could cause our business, results of operations and financial condition to be materially and adversely affected.

THERE ARE MANY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND OUR SUCCESS DEPENDS ON OUR ABILITY TO EXPAND AND MANAGE OUR INTERNATIONAL OPERATIONS.

     Our sales outside the United States accounted for approximately 35%, 18% and 20% of our total revenues in 2001, 2000 and 1999 respectively. We intend to continue expansion of our operations in international markets. This expansion will continue to require significant management attention and financial resources to develop international sales and support channels. Our international operations are subject to inherent risks, including, but not limited to:

     .    significant volatility in the level and timing of business;
     . the impact of possible recessionary environments in economies outside the United States;
     . changes in legal and regulatory requirements, including those relating to telemarketing activities;
     .    changes in tariffs;
     .    seasonality of sales;
     . the costs of localizing products for foreign markets and integrating products with foreign system components;
     . longer accounts receivable collection periods and greater difficulty in accounts receivable collection;
     .    difficulties and costs of staffing and managing foreign operations;
     .    reduced protection for intellectual property rights in some countries;
     .    potentially adverse tax consequences;
     .    obtaining telephony and user safety certifications, among others;
     .    political and economic instability;
     .    terrorist activities and/or war;
     .    currency rate fluctuation; and
     .    the higher cost of foreign service delivery.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN LOSSES.

     Our international revenues are generally denominated in U.S. Dollars, but our international expenses are generally denominated in local foreign currencies. Although foreign currency translation gains and losses have been immaterial to date, fluctuations in exchange rates between the U.S. Dollar and other currencies could have a material adverse effect on our business, financial condition or results of operations, and particularly on our operating margins. To date, we have not sought to hedge the risks associated with fluctuations in exchange rates, but we may undertake to do so in the future. Any hedging techniques we implement in the future may not be successful. Exchange rate fluctuations could also make our products more expensive than competitive products not subject to these fluctuations, which could adversely affect our revenues and profitability in international markets.

IF WE FAIL TO INTRODUCE NEW PRODUCTS AND ENHANCE OUR EXISTING PRODUCTS TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, DEMAND FOR OUR PRODUCTS COULD DECLINE.

     The markets for our products are, and will be, characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and short product life cycles. Inherent in the product development process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technological and market trends. The introduction of new or enhanced products also may require us to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that we will successfully develop, introduce or manage the transition of new products. The inability of such products to gain market acceptance or problems associated with new product transitions could have a material adverse effect on our business, results of operations and financial condition. In addition, as we introduce new products we may elect to announce the end of life of some of our older legacy products, which could result in a decrease in the product revenue as well as recurring maintenance revenue stream if customers with these systems either elect to go with a competitor's product(s) or simply cancel maintenance.

WE FACE SIGNIFICANT COMPETITION FROM OTHER TECHNOLOGY COMPANIES.

     The market for customer interaction management solutions is highly competitive and subject to rapid technological change. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than we have. In addition, many of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and to devote greater resources to the development, promotion and sale of their products. Furthermore, we face additional competition from other established and emerging companies, which may choose to enter the market by developing products that compete with those offered by us or by acquiring companies, businesses, products or product lines that compete with us. It is also possible that alliances among competitors may emerge and rapidly acquire significant market share. We believe that competition will increase as a result of consolidation in the contact center technology industry. There can be no assurance that our current or potential competitors will not develop or acquire products comparable or superior to those developed by us, combine or merge to form significant competitors, or adapt more quickly to new technologies, evolving industry trends and changing customer requirements. Increased competition could result in price reductions, reduced margins or loss of market share, any of which could materially and adversely affect our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, operating results and financial condition. If we are unable to compete successfully against current and future competitors, our business, operating results and financial condition will be materially and adversely affected.

WE MAY PURSUE ACQUISITIONS THAT BY THEIR NATURE PRESENT RISKS AND THAT MAY NOT BE SUCCESSFUL.

     In the future, we may pursue additional acquisitions to diversify our product offerings and customer base or for other strategic purposes. We have limited prior history of making material acquisitions and we cannot assure you that any future acquisitions will be successful. The following are some of the risks associated with acquisitions that could have a material adverse effect on our business, financial condition or results of operations:

     . we cannot assure that any acquired business will achieve anticipated revenues, earnings or cash flow;
     . we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;
     . we could incur substantial costs and delays or other operational, technical or financial problems if we are unable to integrate acquired businesses successfully;
     . acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures; and
     . we may finance future acquisitions by issuing additional shares of our common stock for some or all of the purchase price which could dilute the ownership interests of our stockholders.

FAILURE TO PROPERLY MANAGE GROWTH COULD ADVERSELY AFFECT OUR BUSINESS.

     We have been experiencing a period of moderate growth in North America and rapid growth internationally over the past several years. We plan to continue to expand our business by hiring additional personnel. The growth in size and complexity of our business and our customer base has been and will continue to be a significant challenge to our management and operations. To manage further growth effectively, we must enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we are unable to effectively manage our growth, our costs, the quality of our products, the effectiveness of our sales organization, and our ability to retain key personnel, our business, operating results and financial condition could be materially adversely affected.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS.

     Our success will depend in large part upon the continued availability and performance of our key personnel. We do not maintain key man life insurance on any of our employees. We also depend on the ability of our other executive officers and senior managers to work effectively as a team. The loss of one or more of our key personnel could have a material adverse effect on our business, operating results and financial condition.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET.

     Qualified personnel are in great demand throughout the computer software, hardware and networking industries. The demand for qualified personnel is particularly acute in the New England area due to the large number of software and high technology companies and relatively low unemployment in the region. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled employees, particularly sales and marketing personnel, software engineers, and technical support personnel. We have had difficulty hiring and retaining these highly skilled employees in the past. If we are unable to attract and retain the highly skilled technical personnel that are integral to our sales, marketing, product development and customer support teams, the rate at which we can generate sales and develop new products or product enhancements may be limited. This inability could have a material adverse effect on our business, operating results and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

     Our success and ability to compete will depend in part upon proprietary technologies and continued development and acquisition of additional proprietary technologies. We will rely on a combination of contractual rights, trade secrets, patents, trademarks, copyrights and non-disclosure agreements to protect intellectual property and/or proprietary rights. We currently hold several United States patents and have several patent applications pending. There can be no assurance that we will receive issued patents with respect to pending or future patent applications or that each will be upheld as valid or will prevent the development of competitive products. In addition, we enter into confidentiality or license agreements with our employees, resellers, distributors and customers which limit the distribution of our software, documentation and other proprietary information. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of our technologies or that competitors or strategic partners will not independently develop technologies that are substantially equivalent or superior to such technology. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States.

OTHERS MAY CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS.

     We may be subject to claims by others that our products infringe on their intellectual property rights. These claims, whether or not valid, could require us to spend significant sums in litigation, pay damages, delay product shipments, reengineer our products or acquire licenses to such third-party intellectual property. We may not be able to secure any required licenses on commercially reasonable terms or secure them at all. We expect that these claims will become more frequent as more companies enter the market for customer interaction management solutions. Any of these claims or resulting events could have a material adverse effect on our business, operating results and financial condition.

IF OUR PRODUCTS CONTAIN ERRORS, THEY MAY BE COSTLY TO CORRECT, REVENUE MAY BE DELAYED, WE COULD GET SUED AND OUR REPUTATION COULD BE HARMED.

     Despite testing by our customers and us, errors may be found in our products after commencement of commercial shipments. If errors are discovered, we may not be able to successfully correct them in a timely manner or at all. In addition, we may need to make significant expenditures of resources in order to eliminate errors and failures. Errors and failures in our products could result in loss of or delay in market acceptance of our products and could damage our reputation. If one or more of our products fails, a customer may assert warranty and other claims for substantial damages against us. The occurrence or discovery of these types of errors or failures could have a material adverse effect on our business, operating results and financial condition.

WE MAY BE SUBJECT TO CHANGING GOVERNMENTAL REGULATION.

     Federal, state or foreign agencies may and have adopted laws or regulations affecting the use of outbound call processing systems as well as the Internet as a commercial medium. These laws or regulations could limit the market for our products, which could materially adversely affect our business, operating results and financial condition. Although many of these laws or regulations may not apply to our business directly, we expect that laws and regulations relating to user privacy, email spamming and predictive dialing could indirectly affect our business. It is possible that these laws or regulations could expose companies involved in outbound call processing systems as well as e-commerce to liability, which could limit the growth of commerce on the Internet generally.

RISKS ASSOCIATED WITH THIS OFFERING OF OUR COMMON STOCK

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY IN THIS OFFERING.

     The market price of our common stock has experienced significant volatility and the market price of our common stock may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control. The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies have been extremely volatile, and have experienced fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Although we have not been a party to such litigation in the past, such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our operating results and financial condition, as applicable.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The principal purpose of this offering is to effect an orderly disposition of the selling stockholders' shares.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of June 19, 2002 and the number of shares that may be offered by the selling stockholders pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares offered pursuant to this prospectus by each selling stockholder will be sold.

     As of June 19, 2002, there were 12,400,740 shares of common stock outstanding.

                                                                    Number of Shares   Number of Shares
                                          Number of Shares Owned    Offered Pursuant    Owned After the
        Selling Stockholder                 Before the Offering    to this Prospectus      Offering
        -------------------                 -------------------    ------------------      --------
  3COM Ventures, Inc.                             79,405                 19,852             59,553
  Adtec Limited Partnership                        8,484                  2,121              6,363
  Advent Partners Limited                          3,976                    994              2,982
     Partnership
  Adwest Limited Partnership                       9,523                  2,381              7,142
  Digital Media & Communications                  50,857                 12,715             38,142
     Limited Partnership
  Enterasys Networks                              92,889                 23,223             69,666
  Envirotech Investment Fund I                    26,670                  6,668             20,002
     Limited Partnership
  HIG-Call Center, Inc.                           74,035                 18,509             55,526
  North Hill Ventures LP                          89,253                 22,314             66,939
  Oakstone Ventures Limited                       21,173                  5,294             15,879
     Partnership
  Teladvent Limited Partnership                    8,484                  2,121              6,363

  Total                                          464,749                116,192            348,557
  -----                                          -------                -------            -------

     The selling stockholders acquired their shares in connection with the acquisition of CellIt, Inc. by our wholly owned subsidiary, AP Acquisition Corp., on January 14, 2002. In the merger, Concerto Software issued shares of its common stock and cash in exchange for all of the capital stock of CellIt. The acquisition was accounted for using the purchase method of accounting. In connection with the acquisition, we entered into a registration rights agreement with certain stockholders of CellIt pursuant to which we agreed to register a certain number of the shares of common stock issued to them in connection with the acquisition.

                              PLAN OF DISTRIBUTION

         The shares offered in this prospectus may be offered and sold from time to time for the accounts of the selling stockholders, including transferees of the selling stockholders who received shares from the selling stockholders by means other than through a sale, such as a gift, donation or other distribution for which the transferring selling stockholders received no consideration, so long as such transfer is made in accordance with the terms of the Registration Rights Agreement dated as of January 14, 2002 among the selling stockholders and us. Pursuant to the terms of the Registration Rights Agreement, the shares of common stock owned by each selling stockholder may not be transferred except as follows:

     . 25% of the shares of common stock owned by each selling stockholder may be transferred on or after July 14, 2002;
     . an additional 25% of the shares of common stock owned by each selling stockholder may be transferred on or after January 14, 2003;
     . an additional 25% of the shares of common stock owned by each selling stockholder may be transferred on or after July 14, 2003; and
     . the remaining 25% of the shares of common stock owned by each selling stockholder may be transferred on or after January 14, 2004.

     The selling stockholders will act independently of Concerto Software in making decisions with respect to the timing, manner and size of any sale. The selling stockholders may sell the shares:

     .    at then-prevailing prices and terms;
     .    at prices related to the then-current market price; or
     .    at negotiated prices.

     The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The selling stockholders may sell the shares in one or more of the following types of transactions:

     . one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;
     . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
     . ordinary brokerage transactions and transactions in which a broker solicits purchasers;
     .    in negotiated transactions; or
     .    through other means.

     The selling stockholders may enter into hedging transactions when selling the shares. For example, the selling stockholders may:

     . sell shares short and redeliver such shares to close out their short positions;
     . enter into transactions involving short sales by the brokers or dealers;
     . enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or
     . loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling stockholders may effect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" and any discounts, concessions or commissions received by them may be deemed to be "underwriting compensation" under the Securities Act of 1933, as amended. Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     In addition to selling the shares, the selling stockholders may:

     . sell their shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;
     . transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or
     . agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The selling stockholders are not subject to any underwriting agreement. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

     Concerto Software will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

     Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the issuer has complied with the exemption.

     We intend to maintain the effectiveness of this prospectus until 180 days from the date hereof or such period as is required to satisfy our obligations under the Registration Rights Agreement dated as of January 14, 2002 among the selling stockholders and us. Pursuant to the terms of the Registration Rights Agreement, we may suspend the selling stockholders' rights to resell shares under this prospectus.

     We have informed the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, we will make copies of this prospectus available to each of the selling stockholders and shall inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

                                  LEGAL MATTERS

     The legality of the shares offered in this prospectus is being passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

     The consolidated financial statements of Concerto Software, Inc. (formerly Davox Corporation) as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm in giving said reports.

                      NOTICE REGARDING ARTHUR ANDERSEN LLP

     The consolidated financial statements of CellIt, Inc. as of December 31, 2001 and 2000 and for each of the two years in the period ended December 31, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP. After reasonable efforts, we have been unable to obtain Arthur Andersen LLP's written consent to the incorporation by reference into this registration statement of the financial statements relating to CellIt, Inc. Accordingly, we have omitted their consent in reliance upon Rule 437a of the Securities Act of 1933.

     Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Since Arthur Andersen LLP has not consented to the incorporation by reference of the consolidated financial statements of CellIt, Inc. in this registration statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in such financial statements or any omissions to state a material fact required to be stated therein.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth an estimate of the expenses we expect to incur and pay in connection with the issuance and distribution of the securities being registered:

Registration Fee -- Securities and Exchange Commission .............. $ 85.46

Accounting Fees and Expenses ........................................  10,000

Legal Fees and Expenses .............................................  25,000

Miscellaneous .......................................................   1,000

TOTAL ............................................................... $36,085.46


Item 15. Indemnification of Directors and Officers.

         The Delaware General Corporation Law and the Company's charter and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnified party had no reasonable cause to believe were unlawful. Reference is made to our charter filed as Exhibit 3 hereto and our by-laws filed as Exhibit 3.02 to our Annual Report on Form 10-K for the year ended December 31, 1997, both of which are incorporated herein by reference.

         Reference also is hereby made to Section 2.4 of the Registration Rights Agreement dated as of January 14, 2002 and filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 28, 2002 for a description of indemnification arrangements between the Company and the selling stockholders, pursuant to which the selling stockholders are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

         In addition, the Company has an existing directors and officers liability insurance policy.

Item 16. Exhibits.

Exhibit No.                             Item and Reference

     2        --  Agreement and Plan of Merger dated as of January 10, 2002 by and among Davox Corporation, AP Acquisition Corp. and CellIt,
                  Inc. (filed as Exhibit 2.1 to the Company's Current Report on
                  Form 8-K filed on January 28, 2002 and incorporated by reference herein)

     3        --  Restated Certificate of Incorporation, as amended (filed herewith).

     4        --  Registration Rights Agreement dated as of January 14, 2002 by and among Davox Corporation and certain stockholders of CellIt, Inc. (filed as Exhibit 10.1 to the Company's Current
                  Report on Form 8-K filed on January 28, 2002 and incorporated by reference herein)

   5.1   --  Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

   23.1  --  Consent of Arthur Andersen LLP (filed herewith)

   23.2  --  Consent of Testa, Hurwitz & Thibeault, LLP (included in
             Exhibit 5.1)

   24    --  Power of Attorney (contained on signature page)

Item 17.     Undertakings.

       We hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4) That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to
             Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
             1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Concerto Software pursuant to the foregoing provisions, or otherwise, Concerto Software has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Concerto Software will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, Concerto Software, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westford, in the Commonwealth of Massachusetts, on this 24th day of June, 2002.

                                       CONCERTO SOFTWARE, INC.


                                       By: /s/ James D. Foy
                                           -------------------------------------
                                           James D. Foy
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

                        POWER OF ATTORNEY AND SIGNATURES

       We, the undersigned officers and directors of Concerto Software, Inc., hereby severally constitute and appoint James D. Foy and Michael J. Provenzano, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this registration statement on Form S-3 (including post-effective amendments), any Rule 462(b) registration statements and any amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Concerto Software, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and all amendments thereto.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          SIGNATURE                                  TITLE                                           DATE
 /s/ James D. Foy                     President and Chief Executive Officer                 June 24, 2002
-----------------------------         (Principal Executive Officer)
James D. Foy


/s/ Michael J. Provenzano III         Vice President of Finance and Chief Financial         June 24, 2002
-----------------------------         Officer (Principal Financial and Accounting
Michael J. Provenzano III             Officer)


/s/ Alphonse M. Lucchese              Director                                              June 24, 2002
-----------------------------
Alphonse M. Lucchese


/s/ Michael D. Kaufman                Director                                              June 24, 2002
-----------------------------
Michael D. Kaufman


/s/ R. Scott Asen                     Director                                              June 24, 2002
-----------------------------
R. Scott Asen


/s/ Peter Gyenes                      Director                                              June 24, 2002
-----------------------------
Peter Gyenes

                                INDEX TO EXHIBITS

Exhibit
Number                       Description of Exhibit


   2 Agreement and Plan of Merger dated as of January 10, 2002 by and among Davox Corporation, AP Acquisition Corp. and CellIt, Inc. (filed as
          Exhibit 2.1 to the Company's Current Report on Form 8-K filed on January 28, 2002 and incorporated by reference herein)

   3      Restated Certificate of Incorporation, as amended (filed herewith).

   4 Registration Rights Agreement dated as of January 14, 2002 by and among Davox Corporation and certain stockholders of CellIt, Inc. (filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed on January 28, 2002 and incorporated by reference herein)

   5.1    Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith)

   23.1   Consent of Arthur Andersen LLP (filed herewith)

   23.2   Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit 5.1)

   24     Power of Attorney (contained on signature page)